         EXHIBIT 11 -- STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
                                  (Unaudited)

                                                                        12 Weeks Ended
                                                                   ------------------------
                                                                   June 24,        June 25,
                                                                   --------        --------
                                                                     1995           1994
                                                                     ----           ----
                 PRIMARY
                    Weighted average shares outstanding            8,416,051       8,442,002
                    Net effect of dilutive stock options -
                       based on the treasury stock method             10,041             103
                                                                   ---------       ---------
                           Total                                   8,426,092       8,442,105
                                                                   =========       =========

                    Net income                                    $3,135,445      $2,379,889
                                                                   =========       =========

                           Per share amount                             $.37            $.28
                                                                         ===             ===



                 FULLY DILUTED
                    Weighted average shares outstanding            8,416,051       8,442,002
                    Net effect of dilutive stock options -
                       based on the treasury stock method
                       using average market price                     18,462             245
                    Assumed conversion of 7% convertible
                       subordinated debentures issued
                       March 5, 1993                               1,290,323       1,290,323
                                                                   ---------       ---------
                           Total                                   9,724,836       9,732,570
                                                                   =========       =========

                    Net income                                    $3,135,445      $2,379,889
                    Add 7% convertible subordinated
                       debenture interest, net of tax effect         208,100         204,699
                                                                   ---------       ---------
                                                                  $3,343,545      $2,584,588
                                                                   =========       =========

                           Per share amount                             $.34            $.27
                                                                         ===             ===






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